Exhibit 99.1

SPHERE 3D FILES LITIGATION AGAINST GRYPHON DIGITAL MINING

Toronto, Ontario--(Newsfile Corp. - April 7, 2023) - Sphere 3D Corp. (NASDAQ: ANY) ("Sphere 3D" or the "Company"), dedicated to becoming the leading carbon-neutral Bitcoin mining company operating at an industrial scale, announces it filed litigation today against Gryphon Digital Mining, Inc. ("Gryphon").

"Today we filed litigation against Gryphon, the custodial management services provider of our blockchain and cryptocurrency-related services, for materially breaching the Master Services Agreement ("MSA") we entered into with Gryphon.  We believe that Gryphon has put the Company's assets at significant risk and willfully violated their contractual duties." said Patricia Trompeter, CEO Sphere 3D.

Sphere 3D entered into the MSA with Gryphon on August 19, 2021, which was subsequently amended on December 29, 2021.  The MSA calls for Gryphon to manage Sphere 3D's crypto mining activities as well as maintain fiduciary duties of Sphere's digital assets.  Gryphon receives 22.5% percent of Sphere 3D's gross profit in exchange for the aforementioned services.

Ms. Trompeter continued "My job, first and foremost, is to safeguard the assets of the Company and maximize shareholder value.  Today's filing demonstrates that we will not only protect the Company that we all have worked so hard to navigate through the past year, but also that we will not be bullied or threatened by the likes of Gryphon.  Corporate integrity is essential, including in our industry.  Gryphon has failed to act with integrity, has failed to honor our contract, and we will hold them accountable."

Sphere 3D Contact

Kurt Kalbfleisch, CFO, Sphere 3D

Investor.relations@sphere3d.com